UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 27, 2006

BRIDGE BANCORP, INC.
(Exact name of the registrant as specified in its charter)

New York	000-18546	11-2934195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2200 Montauk Highway
Bridgehampton, New York	11932
(Address of principal executive offices)	(Zip Code)

(631) 537-1000
(Registrant’s telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 1.01 Entry into a Material Definitive Agreement.

On February 27, 2006, the Board of Directors of Bridge Bancorp, Inc. approved the following fee schedule for Board service:

Director Annual Retainer	$7,500
Chairman of the Board Annual Retainer	$12,000
Vice Chairman of the Board Annual Retainer	$10,000
Chairman of Audit Committee Annual Retainer	$10,000
Audit Committee Meeting Fee	$400
Compensation Committee Meeting Fee	$400
All Other Committee Meeting Fee	$300
Board of Director Meeting Fee	$500

On February 27, 2006 the Board of Directors also approved a short-term cash incentive plan for The Bridgehampton National Bank. The plan is intended to provide executives and key managers of the Bank with the opportunity to earn a performance-based incentive bonus based on the achievement of predefined performance goals. The Board established the financial performance targets to be used in establishing awards under the plan for fiscal 2006 through 2008, as well as the percentage of base salary that can be earned by each category of officer based on the achievement of targets. The criteria are applicable to all participants under the plan. The target levels are weighted and are based on (i) annual return on average equity, (ii) annual growth in earnings per share, (iii) efficiency ratio, and (iv) other company specific growth objectives. If none of the thresholds are achieved, no bonus is earned under the plan. The amount of cash bonus that an executive can earn under the plan ranges from a minimum of 4.5% of salary for the CEO, 3.5% of salary for the COO, and 3% of salary for the CFO, to a maximum of 90% of salary for the CEO, 70% of salary for the COO, and 60% of salary for the CFO if all the maximum targets are achieved. A minimum and maximum range for other officers and key managers may be earned.

Item 9.01 Financial Statements and Exhibits.

(c)  Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bridge Bancorp, Inc.
(Registrant)

By: /s/ Janet T. Verneuille
Janet T. Verneuille
Senior Vice President
Chief Financial Officer

Dated: March 3, 2006